Exhibit 5.1
November 12, 2019

GrowLife, Inc.
5400 Carillon Point
Kirkland, WA 98033

Re:
GrowLife, Inc. – Form S-1 Registration Statement

Gentleman:

You have requested my opinion, as counsel, with respect to certain matters in connection with the filing by GrowLife, Inc., a Delaware corporation (the “Registrant”), of a Registration Statement on Form S-1 and the Prospectus included therein (collectively, "Registration Statement") relating to the proposed offering by the Registrant to the public of an aggregate of 625,000,000 shares of the Registrant's Common Stock, $0.0001 par value ("Shares"), to be filed with the Securities and Exchange Commission ("Commission").   We express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and we hereby disclaim any responsibility for the content of the Registration Statement

The Shares are to be offered by the Company on a best efforts basis without any involvement of underwriters, as described in the Registration Statement.  I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and written and oral statements of officers, directors, and accountants of the Company and of public officials, and other documents that I have considered necessary and appropriate for this opinion.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Company’s Certificate of Incorporation, as amended, (iii) the Second Amended and Restated Bylaws of the Company, (iv) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares, and (v) certificates of officers of the Company and of public officials and other such records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified and conformed copies and the authenticity of the originals of such documents.

Upon the basis of the foregoing, I am of the opinion that the Shares, when sold pursuant to and in accordance with the Registration Statement and the documents described therein, will be validly issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than those of the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect) and the federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the prospectus included in the Registration Statement under the heading “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Horwitz + Armstrong

HORWITZ + ARMSTRONG